PRESS RELEASE                                  Source: SurfNet Media Group, Inc.

SURFNET MEDIA GROUP ANNOUNCES TERMINATION OF AGREEMENT WITH MELLON RESEARCH Friday February 4, 7:42 pm ET


SURFNET MEDIA GROUP, INC. ANNOUNCED TODAY THAT IT HAS TERMINATED THE FINANCIAL ADVISORY AGREEMENT IT ENTERED INTO WITH MELLON RESEARCH, INC.

TEMPE, Ariz., Feb. 4 /PRNewswire-FirstCall/ -- SurfNet Media Group, Inc. (OTC Bulletin Board: SFNM - NEWS) announced today that it has terminated the financial advisory agreement it entered into with Mellon Research, Inc. on December 9, 2004. "SurfNet is in active discussions regarding other financing alternatives which we believe will satisfy our capital needs on a more favorable basis," said Robert Arkin, its Chairman and CEO.

Various statements made within this press release may constitute
"forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the company's expectations.

SurfNet Media Group (http://www.surfnetmedia.com/) is an online media company and originator of the pioneering online VoiceAmerica(TM) Broadcast Network (www.voiceamerica.com) which produces and distributes over 100 programs weekly on its flagship business and health/wellness channels. SurfNet's objective is to capitalize upon the phenomenal growth of Internet online listening, personal mobile devices and advertising by becoming a leader in the creation, aggregation and delivery of online entertainment content via 21st century digital devices (laptops, MP3 players, PDAs, smart phones) to affinity groups and other targeted communities around the world.